Company Contact:	Investor Relations Contact:
Mr. Richard F. Fitzgerald	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 1-646-536-7331
Tel: 1-484-693-1702	Email: brett@haydenir.com
Email: Fitzgeraldr@techprecision.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports
First Quarter 2016 Financial Results

Wayne, PA – August 17, 2015 – TechPrecision Corporation (OTCQB: TPCS) (“TechPrecision” or “the Company”), an industry leading global manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense, energy and precision industrial sectors, today reported financial results for the first quarter of fiscal year 2016, the period ended June 30, 2015.

First Quarter Recap

“Opening the first quarter of fiscal year 2016 with net profit is certainly a significant achievement for all of us.  This is the first profitable quarter the Company has reported since June 30, 2011 and the first profitable quarter since I joined the Company back in late June, 2014.  We achieved this result with our consistent sharp focus on productivity initiatives, resource realignment, and top line growth with key customers.  We improved profitability on a sales volume that was 30% lower than the same period last fiscal year.  We ended the first quarter of fiscal year 2016 with a 39% decrease in selling, general, and administrative expense, and a positive gross margin of 29% compared to 3.5% for Q1 FY15,” stated Alexander Shen, TechPrecision’s Chief Executive Officer.

“Moving forward, we intend to maintain the sharp focus that got us to this point of our recovery.  We plan to increase our backlog and focus on new business contracts which utilize our core competencies in custom, large scale, high precision fabrication and machining, with our core customers, which leverage our established expertise, certifications, and qualifications in the defense, nuclear, and precision industrial sectors.  We must continue to execute and maintain operational run rate improvements to improve gross margins, and increase the amount of cash generated from operations.”

First Fiscal Quarter 2016 Summary: Three Months Ended June 30

•	Net sales decreased 30% or $1.9 million to $4.4 million down from $6.2 million in the year-ago quarter but increased 12% from $3.9 million in revenues sequentially from fiscal Q4 of 2015.

•
Cost of sales decreased 49% or $2.9 million to $3.1 million compared to $6.0 million in the year ago quarter.   In the prior year, $0.4 million of contract losses were recorded in the quarter ended June 30, 2014.  Additionally, a significant portion of the production completed during Q1 of last year was related to loss contracts for which contract loss reserves were established in Q4 of fiscal 2014.  These two dynamics negatively impacted and together suppressed gross margins in the prior year’s first quarter.

•
Gross profit in the first quarter of fiscal 2016 was $1.3 million or a 29% gross margin as compared to a gross profit of $0.2 million or gross margin of 3.5% in the same quarter one year ago.   Contract losses recognized during Q4 of fiscal 2014 and Q1 of fiscal 2015 negatively impacted gross profit during the first quarter of fiscal 2015.

•	The Company continues to pursue efforts to recover significant portions of the contract losses recorded within the fourth quarter of fiscal 2014 and the first quarter of fiscal 2015.

•
Selling, general and administrative expenses decreased by approximately 39%, or $0.5 million, to $0.8 million from $1.3 million in the same quarter last year and sequentially decreased by 38% from $1.3 million for the fourth quarter of fiscal 2015.

•
The net income was $0.2 million for the first quarter compared to a net loss of $1.3 million in the prior year first quarter and compared sequentially to a net loss of $0.7 million in the fourth quarter of fiscal 2015.

Balance Sheet Summary

At June 30, 2015, TechPrecision had negative working capital of $1.9 million as compared with negative working capital of $2.0 million at March 31, 2015.  Current liabilities at June 30, 2015 included $2.2 million of short-term debt obligations which the Company is currently looking to refinance on a long-term basis.  As of June 30, 2015, the Company had $1.5 million in cash and cash equivalents compared to $1.3 million at March 31, 2015.

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on Monday, August 17, 2015. To participate in the live conference call, please dial 1-877-407-8133 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-201-689-8040. When prompted, reference Conference Passcode 13617492.

A replay will be available for one month starting on Monday, August 17, 2015. To access the replay, dial 1-877-660-6853 or 1-201-612-7415. When prompted, enter Conference Passcode 13617492.

The call will also be available live by webcast at TechPrecision Corporation's website, www.techprecision.com, and will also be available over the Internet and accessible at http://www.investorcalendar.com/IC/CEPage.asp?ID=174279.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc., and Wuxi Critical Mechanical Components Co., Ltd., globally manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: alternative energy (Solar and Wind), medical, nuclear, defense, industrial, and aerospace to name a few. TechPrecision’s goal is to be an end-to-end global service provider to its customers by furnishing customized and integrated “turn-key” solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including recurring operating losses and the availability of appropriate financing facilities impacting our ability to continue as a going concern, to change the composition of our revenues and effectively reduce operating expenses, the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

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TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,
	2015	2014
Net sales	$4,374,975	$6,230,341
Cost of sales	3,092,116	6,012,101
Gross profit	1,282,859	218,240
Selling, general and administrative	804,207	1,328,773
Income (loss) from operations	478,652	(1,110,533)
Other (expense) income	(189)	53
Interest expense	(272,122)	(160,589)
Interest income	10	--
Total other expense, net	(272,301)	(160,536)
Income (loss) before income taxes	206,351	(1,271,069)
Income tax expense	--	--
Net income (loss)	$206,351	$(1,271,069)
Net loss per share (basic)	$0.01	$(0.05)
Net loss per share (diluted)	$0.01	$(0.05)
Weighted average number of shares outstanding (basic)	24,867,019	24,010,264
Weighted average number of shares outstanding (diluted)	24,867,019	24,010,264

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2015 (Unaudited)	March 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,464,760	$1,336,325
Accounts receivable, less allowance for doubtful accounts of $24,693 in 2016 and 2015	821,639	826,363
Costs incurred on uncompleted contracts, in excess of progress billings	1,800,489	2,008,244
Inventories- raw materials	135,771	134,812
Current deferred taxes	826,697	826,697
Other current assets	465,816	538,253
Total current assets	5,515,172	5,670,694
Property, plant and equipment, net	5,430,345	5,610,041
Other noncurrent assets, net	27,155	45,490
Total assets	$10,972,672	$11,326,225

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$1,203,675	$1,526,123
Trade notes payable	74,401	138,237
Accrued expenses	1,700,092	1,665,658
Advanced claims payment	507,835	--
Deferred revenues	714,551	1,211,506
Short-term debt	2,250,000	2,250,000
Current portion of long-term debt	933,823	933,651
Total current liabilities	7,384,377	7,725,175
Long-term debt, including capital leases	2,252,337	2,485,858
Noncurrent deferred taxes	826,697	826,697

Stockholders’ Equity:
Preferred stock - par value $.0001 per share, 10,000,000 shares authorized, of which 9,890,980 are designated as Series A Preferred Stock, with 1,333,697 and 1,927,508 shares issued and outstanding at June 30, 2015 and March 31, 2015, respectively (liquidation preference: $380,104 - June 30, 2015; $549,340 - March 31, 2015)	394,758	524,210
Common stock - par value $.0001 per share, 90,000,000 shares authorized, 25,446,187 and 24,669,958 shares issued and outstanding at June 30, 2015, and at March 31, 2015, respectively	2,545	2,467
Additional paid in capital	6,630,920	6,487,589
Accumulated other comprehensive income	24,019	23,561
Accumulated deficit	(6,542,981)	(6,749,332)
Total stockholders’ equity	509,261	288,495
Total liabilities and stockholders’ equity	$10,972,672	$11,326,225

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$206,351	$(1,271,069)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	276,917	255,645
Stock based compensation expense	13,957	68,824
Provision for contract losses	20,371	366,951
Changes in operating assets and liabilities:
Accounts receivable	4,724	(940,242)
Costs incurred on uncompleted contracts, in excess of progress billings	207,755	561,964
Inventories – raw materials	(959)	51,153
Other current assets	11,074	4,001
Other noncurrent assets	--	(335,226)
Accounts payable	(386,285)	921,933
Accrued expenses	14,520	(431,784)
Advanced claims payment	507,835	--
Deferred revenues	(496,955)	(809,766)
Net cash provided by (used in) operating activities	379,309	(1,557,616)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(17,600)	(54,093)
Net cash used in investing activities	(17,600)	(54,093)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings of long-term debt	--	4,150,000
Repayment of long-term debt	(233,349)	(2,738,105)
Net cash (used in) provided by financing activities	(233,349)	1,411,895
Effect of exchange rate on cash and cash equivalents	75	1
Net increase (decrease) in cash and cash equivalents	128,435	(199,813)
Cash and cash equivalents, beginning of period	$1,336,325	$1,086,701
Cash and cash equivalents, end of period	$1,464,760	$886,888

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